Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Third Quarter Fiscal 2013 Earnings

• Diluted earnings per share were $0.23

• Net sales increased 13.4% to $364.5 million

• Comparable store sales increased 3.1%

GREENSBORO, N.C. - November 21, 2013 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its thirteen week third quarter ended October 27, 2013.

Financial Overview

In the third quarter of fiscal 2013, net sales increased 13.4% to $364.5 million and comparable store sales increased 3.1%, compared to the fiscal quarter ended October 28, 2012. Net income in the third quarter of fiscal 2013 was $11.1 million, compared to $10.9 million in the corresponding period in fiscal 2012. Diluted earnings per share in the third quarter of fiscal 2013 were $0.23, compared to diluted earnings per share of $0.23 for the corresponding prior year period.

Craig Carlock, President and Chief Executive Officer commented, “We continued to invest in our growth strategy this quarter as we opened ten new stores in seven states, from Florida to California. Entering the final quarter of the year, I believe we are well-positioned to deliver store unit growth in excess of 17% and open a record 22 new stores this fiscal year.” Carlock added, “Our base business continues to perform well, although we experienced increasingly challenging economic conditions as the quarter progressed. Even under these conditions, comparable store sales growth exceeded three percent this quarter and gross margin continued to expand.”

Third Quarter Operating Performance

Third quarter total net sales increased 13.4% to $364.5 million and comparable store sales increased 3.1% to $308.7 million compared to the corresponding prior year period. The third quarter comparable store sales increase resulted from a 2.8% increase in transaction volume and a 0.3% increase in average transaction size. During the latter part of the quarter, the Company experienced an unanticipated sales slowdown across its store base, which it attributes to changing economic conditions and softening consumer confidence. Sales from stores in new markets were mixed.

The Company's gross profit increased 14.8%, or $15.7 million, to $122.1 million in the third quarter of fiscal 2013, compared to the third quarter of fiscal 2012. For the same period, the gross margin rate increased 40 basis points to 33.5% compared to the corresponding prior year period. This increase in the Company's gross margin rate was primarily attributable to improvement in the merchandise margin rate as a result of reduced shrink expense, partially offset by a rise in occupancy costs as a percentage of sales.

Selling, general, and administrative expenses for the third quarter of fiscal 2013 increased $12.3 million to $88.9 million compared to the third quarter of fiscal 2012. Selling, general, and administrative expenses as a percentage of sales increased by 60 basis points to 24.4% for the period, compared to 23.8% for the corresponding thirteen week period in fiscal 2012. This increase in expenses as a percentage of sales was primarily attributable to higher store level compensation expense, including employee healthcare claims costs and pre-opening costs associated with ten new store openings during the quarter compared to six last year.

Operating income increased $1.0 million to $18.9 million for the third quarter of fiscal 2013, compared to $17.9 million for the third quarter of fiscal 2012. Operating income as a percentage of sales for the third quarter of fiscal 2013 decreased 40 basis points to 5.2%, compared to 5.6% for the corresponding period of fiscal 2012. This decrease was primarily attributable to the 60 basis point increase in selling, general, and administrative expenses discussed above, and an increase in depreciation expense, which was partially offset by a 40 basis point improvement in gross profit margin.

The effective tax rate for the third quarter of fiscal 2013 was 37.9% of pre-tax income, compared to 37.3% for the corresponding thirteen week period of fiscal 2012.

Year to Date Operating Performance

For the thirty-nine week period ended October 27, 2013, net sales were $1.09 billion, a 13.2% increase compared to the corresponding thirty-nine week period in fiscal 2012, and comparable store sales increased 3.2%. Net income increased 12.3% to $48.8 million as compared to $43.5 million in the prior year period. Diluted earnings per share for the first three quarters of fiscal 2013 increased 12.0%, to $1.01, compared to diluted earnings per share of $0.90 for the corresponding thirty-nine week period in fiscal 2012. The Company incurred approximately $0.9 million in expenses related to the settlement of certain legal matters and costs related to the Company's secondary stock offering during the thirty-nine weeks ended October 29, 2012, which impacted the comparability of results and should be considered by investors in assessing the Company's ongoing operations on a comparable basis.

Balance Sheet and Cash Flow

During the third quarter of fiscal 2013, the Company generated $35.0 million in cash flow from operations and invested $40.5 million in capital expenditures, of which $38.4 million related to new and remodeled stores. For the year to date fiscal 2013 period, the Company generated $104.6 million in cash flow from operations and invested $92.2 million in capital expenditures, with $85.1 million spent on real estate activities.

The Company's cash balance as of October 27, 2013 was approximately $14.6 million. The total outstanding balance on the Company’s revolving credit facility decreased 20.0%, or $8.4 million, to $33.6 million from January 27, 2013.

On a trailing four quarter basis for the period ended October 27, 2013, the Company's return on assets was 16.8%, return on invested capital, excluding excess cash, was 23.5%, and return on equity was 27.5%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the third quarter of fiscal 2013, the Company opened a record ten new stores, including stores in Alabama, California, Florida, Indiana, Kansas, Texas and Virginia. As of October 27, 2013, the Company operated 146 stores in 26 states.

The following table provides additional information about the Company's real estate and store opening activities through the third quarter of fiscal 2013. Leases signed as of October 27, 2013 are for stores expected to open during or after fiscal 2013.

	Stores Opened in FY 2013	Leases Signed for Future Store Locations [1]
Number of new leased store locations	15	27
Number of ground leased and owned property store locations	2	—
Number of relocations	—	—
Average capital cost per store [2]	$4.1 million
	Information for All Open Stores
Average store size (gross square feet)	21,190
Total rentable square footage (at end of period)	3.1 million

Note 1: Includes leases for stores expected to open after October 27, 2013 and such leases typically include customary leasing conditions. In general, we do not announce the location of a new store until all conditions to the lease are satisfied or our involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. We generally identify a store as “coming soon” when we take possession of the property and commence our construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.
Fiscal 2013 Outlook
The Company expects its recent comparable and new store sales performance and expense trends to continue for the rest of the fiscal year and has revised its outlook for earnings accordingly. The Company now expects diluted earnings per share to be $1.42 to $1.47.
For fiscal 2013, management expects the Company to:

•	Open 22 new stores

•	Incur meaningful occupancy and pre-opening costs associated with new store openings in fiscal 2013 and new store openings scheduled for the first quarter of fiscal 2014

•	Spend approximately $115 to $125 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 3.0% to 3.5%

•	Achieve operating margin as a percentage of sales consistent with the prior year, as the Company continues to make operating expense investments related to its accelerated growth plans

•	Generate diluted earnings per share of $1.42 to $1.47, assuming an effective tax rate of 37.0%
2013 Third Quarter Earnings Conference Call
The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website. Investors and analysts interested in participating on the call are invited to dial (877) 407-0666 or (201) 689-8023 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13572688.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of November 21, 2013, the Company operates 149 stores in 26 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2013 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including the outcome of negotiations surrounding U.S. fiscal policy which, even if resolved, may be adverse due to tax increases and spending cuts, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.
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This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 27, 2013	October 28, 2012	October 27, 2013	October 28, 2012

Sales	$364,457	$321,494	$1,085,847	$959,275
Cost of goods sold	242,400	215,137	713,175	633,485
Gross profit	122,057	106,357	372,672	325,790

Operating expenses:
Selling, general and administrative expenses	88,865	76,590	252,869	221,087
Store closure and exit costs	74	131	347	856
Depreciation	14,224	11,749	39,266	33,164
Income from operations	18,894	17,887	80,190	70,683
Interest expense	1,089	526	2,554	1,109
Income before provision for income taxes	17,805	17,361	77,636	69,574
Tax provision	6,741	6,472	28,818	26,086

Net income	$11,064	$10,889	$48,818	$43,488

Net income per share:
Basic and diluted	$0.23	$0.23	$1.01	$0.90

Weighted average common shares outstanding:
Basic	48,217,984	48,068,869	48,191,399	48,057,451

Diluted	48,442,252	48,323,150	48,389,426	48,280,923

Comprehensive income:
Net income	$11,064	$10,889	$48,818	$43,488
Other comprehensive income	—	—	—	—

Total comprehensive income	$11,064	$10,889	$48,818	$43,488

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	October 27, 2013	January 27, 2013
Assets
Current assets:
Cash and cash equivalents	$14,606	$8,737
Accounts receivable, net	8,920	6,830
Inventories	56,626	43,985
Prepaid expenses and other current assets	3,346	7,675
Income tax benefit	1,948	—
Deferred income taxes	4,219	3,784
Total current assets	89,665	71,011

Property and equipment:
Land	2,846	2,846
Buildings	60,887	19,106
Store fixtures and equipment	313,545	272,249
Leasehold improvements	208,821	170,483
Office furniture, fixtures, and equipment	13,592	12,224
Automobiles	1,433	1,335
Construction in progress	27,309	18,661
Total property and equipment	628,433	496,904
Accumulated depreciation	(241,307)	(207,060)
Total property and equipment, net	387,126	289,844
Restricted cash	—	14,205
Other assets	8,252	10,309
Total assets	$485,043	$385,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$50,977	$35,634
Accrued liabilities	63,440	54,385
Total current liabilities	114,417	90,019
Long-term debt	33,600	42,000
Capital leases and financing obligations	26,019	2,088
Deferred income taxes	21,975	24,053
Deferred rent	12,729	11,341
Other liabilities	23,529	18,009
Total noncurrent liabilities	117,852	97,491

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,221,704 and 48,144,620 shares issued and outstanding as of October 27, 2013 and January 27, 2013, respectively	482	482
Additional paid-in capital	111,528	105,431
Retained earnings	140,764	91,946
Total stockholders' equity	252,774	197,859
Total liabilities and stockholders' equity	$485,043	$385,369

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Thirty-Nine Weeks Ended
	October 27, 2013	October 28, 2012
Operating activities
Net income	$48,818	$43,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,432	33,330
Loss on disposal of property and equipment	13	129
Share-based compensation	4,256	3,218
Excess tax benefits from share-based compensation	(180)	(288)
Deferred income taxes	(2,513)	(4,248)
Change in assets and liabilities:
Accounts receivable	(2,090)	(1,943)
Inventories	(12,641)	(9,935)
Prepaid expenses and other assets	1,273	(1,309)
Accounts payable	15,343	7,742
Accrued and other liabilities	12,907	6,267
Net cash provided by operating activities	104,618	76,451

Investing activities
Purchases of property and equipment	(92,169)	(62,752)
Proceeds from sale of property and equipment	76	6,696
Net cash used in investing activities	(92,093)	(56,056)

Financing activities
Borrowings on revolving credit facility	376,132	341,668
Payments made on revolving credit facility	(384,532)	(358,768)
Payments made on capital leases and financing obligations	(97)	(45)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	176	136
Excess tax benefits from share-based compensation	180	288
Payments on withholding tax for restricted stock unit vesting	(80)	—
Proceeds from exercise of share-based compensation awards	1,565	963
Net cash used in financing activities	(6,656)	(15,758)

Net increase in cash and cash equivalents	5,869	4,637
Cash and cash equivalents at beginning of period	8,737	10,681

Cash and cash equivalents at end of period	$14,606	$15,318

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,308	$733

Cash paid during the period for taxes	$39,265	$35,765

Non-cash investing and financing activities:
Property and equipment acquired through capital leases and financing obligations	$40,267	$1,915

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)

	October 27, 2013 Calculated Using GAAP	January 27, 2013 Calculated Using GAAP	October 28, 2012 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income	Net Income	Net Income
Return on assets (2)	16.8%	18.4%	18.5%
Return on invested capital (3)	23.5%	25.9%	26.3%
Return on equity (4)	27.5%	32.4%	35.3%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	Net Income/Average Assets.

(3)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals net income plus interest expense plus provision for income taxes.

(4)	Net Income/Ending Equity.

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency. Investors should consider non-GAAP measures in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.